Exhibit 99.1

The following press release was issued by Synopsys, Inc. on June 6, 2002.

Editorial Contact:
Yvette Huygen,
Synopsys, Inc.
(650) 584-4547

Steven K. Shevick,
Vice President, Investor Relations
Synopsys, Inc.
650-584-4257

              Synopsys Completes Acquisition of Avant! Corporation

MOUNTAIN VIEW, Calif., June 6, 2002 - Synopsys, Inc. (Nasdaq: SNPS) today announced that it has completed its acquisition of Avant! Corporation (Nasdaq:
AVNT). Each outstanding share of Avant! was converted into a right to receive
0.371 of a Synopsys common share (with cash in lieu of fractional shares). Avant! common shares no longer trade on the NASDAQ Stock Market. In connection with the merger, Synopsys issued approximately 14.5 million common shares to former Avant! stockholders and reserved approximately 2.3 million common shares for issuance in connection with stock options assumed in the transaction.

"With the Avant! acquisition now complete, we are prepared to further accelerate the pace of innovation within Synopsys and within our customer base," said Aart de Geus, chairman and CEO, Synopsys, Inc. "Our strong Q2 results, combined with the record revenue and earnings announced by Avant! in their most recent quarter, are an indicator of the strong product and financial momentum of the combined company."

Avant! stockholders who held their shares directly will receive notice in the mail describing the process for exchanging their Avant! common share certificates for Synopsys common shares. Avant! stockholders whose shares are held through intermediaries such as banks or brokers will receive information about their holdings from those institutions.

Forward Looking Statements

The second paragraph of this press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those described by these statements. Factors that could cause results to differ from these statements include: slower than assumed growth in research and development spending by semiconductor companies, continued or increased weakness in the semiconductor or electronic systems industries; difficulties encountered in the integration of Avant!'s products and operations into Synopsys, a lower-than-anticipated level of purchases of software or consulting services by the Company's customers; and increasing competition in the market for the Company's products and services. For further discussion of these and other factors that may cause results to differ from those projected in this release, readers are referred to documents filed by Synopsys with the Securities and Exchange Commission, specifically Synopsys' registration statement on Form S-4 filed with the Securities and Exchange Commission on May 2, 2002 (pp. 15-19), and its report on Form 10-Q filed with the SEC on March 18, 2002 (pp. 21-27). Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.


About Synopsys

Synopsys, Inc. (Nasdaq:SNPS), headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems, and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

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Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.